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                                                                    EXHIBIT 99.1
For More Information:

Matthew Kyler
Stockwalk Group, Inc.
612.542.3626
mkyler@stockwalk.com


FOR IMMEDIATE RELEASE:



                  STOCKWALK GROUP, INC. ANNOUNCES NAME CHANGES

        MINNEAPOLIS...JANUARY 3, 2001...Stockwalk Group, Inc. (Nasdaq: STOK), has announced that it has changed its name from Stockwalk.com Group, Inc. to Stockwalk Group, Inc., effective January 1, 2001. The new name does not change any of Stockwalk Group's relationship with its subsidiary companies.

        "We are changing the parent company's name to better reflect our multiple lines of business, not just the electronic side," said Eldon C. Miller, Chairman and Chief Executive Officer of Stockwalk Group. "The old name was causing some confusion with our Stockwalk.com online trading subsidiary, and that also factored into our decision."

        The company also announced that, effective January 1, 2001, it has renamed the brokerages of Miller, Johnson & Kuehn, R.J. Steichen and John G. Kinnard as Miller Johnson Steichen Kinnard, Inc.

        "There is considerable brand equity built up in the names of the three firms and the new name reflects the familiarity to clients of the three firms and the investment public," said Mr. Miller. "Equally important, it shows that the result of the recent combination of the firms has resulted in three firms of equal size coming together to make a much stronger securities firm."



                                 Exhibit 99.1-1



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        Transition and consolidation of staff between the three firms continues and will be completed in first quarter 2001.

ABOUT STOCKWALK GROUP, INC.

        Based in Minneapolis, Minnesota, Stockwalk Group, Inc. is the parent company of MJK Holdings, Inc., which owns the full service brokerage firm of Miller Johnson Steichen Kinnard, Inc. (MJSK), as well as Stockwalk.com, Inc., an online trading company (AOL keyword: Stockwalk) and Online Brokerage Solutions, Inc., which privately labels online trading sites for third parties. MJSK is a member of the National Association of Securities Dealers (NASD), the Securities Investor Protection Corporation (SIPC) and the Chicago Stock Exchange. For more information, visit www.stockwalkgroup.com.

        Forward Looking Statement: The matters set forth in this public dissemination, including management's expectations regarding future growth and profitability, are forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that could cause actual results to differ materially from such statements. These potential risks and uncertainties include, among other factors, the volatile nature of financial markets and the securities industry, rapidly growing competition in the financial services industry, dependence on and competition for experienced personnel, successful implementation of the company's long-term strategy and federal and state regulatory and legislative changes.




                                 Exhibit 99.1-4